Exhibit (a)(1)(vii)

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated August 11, 2017 and the accompanying Letter of Transmittal, as they may be amended or supplemented from time to time. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any state in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that state.

Notice of Offer to Purchase by

Shares of its Common Stock for an Aggregate Purchase Price of
Up to $266 Million in Cash
At a Purchase Price Not Greater than $14.25 per Share
Nor Less Than $13.45 Per Share

        PHH Corporation, a Maryland corporation ("PHH"), is offering to purchase shares of its common stock, par value $0.01 per share (the "Shares"), for an aggregate purchase price of up to $266 million in cash stock (i) at a price per Share specified by the tendering stockholder (in increments of $0.05) not greater than $14.25 nor less than $13.45 ("Auction Tenders"), or (ii) without specifying a purchase price, in which case their shares will be purchased by the Company at the purchase price determined in tender offer ("Purchase Price Tenders"), in each case less applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase, the accompanying Letter of Transmittal ("Letter of Transmittal," which together, as each may be amended or supplemented from time to time, constitute the "Offer") and the other documents that constitute part of the Offer.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 8, 2017, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE EXPIRATION DATE).

        Promptly after the Expiration Date, PHH will, upon the terms and subject to the conditions of the Offer, determine a single purchase price per Share (the "Purchase Price"), which will not be greater than $14.25 per Share nor less than $13.45 per Share, that PHH will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $13.45 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $14.25 per Share and not less than $13.45 per Share, at which Shares have been tendered or have been deemed to be tendered in the Offer, that will enable PHH to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $266 million. Subject to the conditions of the Offer, only Shares properly tendered, or deemed to be tendered, at prices at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether they were tendered at a lower price. However, because of the "odd lot" priority, if any, proration and conditional tender provisions described in the Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares are properly tendered and not properly withdrawn at or below the Purchase Price having an aggregate purchase price greater than $266 million. In accordance with the rules of the U.S. Securities and Exchange Commission (the "SEC"), PHH may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders promptly following the Expiration Date.

        As of August 4, 2017, there were 51,306,854 Shares issued and outstanding. At the maximum purchase price of $14.25 per Share, subject to any increase PHH may later make (subject to applicable law), PHH could purchase up to 18,666,666 Shares if the Offer is fully subscribed, which would represent approximately 36.4% of PHH's issued and outstanding Shares as of August 4, 2017. At the minimum purchase price of $13.45 per Share, subject to any increase PHH may later make (subject to applicable law), PHH could purchase up to 19,776,951 Shares if the Offer is fully subscribed, which would represent approximately 38.6% of PHH's issued and outstanding Shares as of August 4, 2017. The Shares are listed and traded on the New York Stock Exchange under the symbol "PHH."

        The Offer is a part of PHH's capital return strategy for stockholders and is indicative of the progress PHH has made since the end of the first quarter of 2017 in gaining greater clarity into the amount of excess cash available as PHH continues to execute against its strategic actions and business transformation initiatives. PHH believes that the Offer is a prudent use of its financial resources and that a prompt deployment of PHH's available cash for this purpose is in the best interests of PHH's stockholders. PHH also believes that the Offer is an efficient mechanism for completing a sizable acquisition of its Shares more rapidly than would be possible through open market purchases, and without stockholders incurring broker's fees or commissions associated with open market sales of their Shares. Furthermore, "odd lot holders" who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. If PHH purchases Shares in the Offer totaling less than $266 million in the aggregate, it intends to evaluate what further actions, if any, that PHH may undertake to return capital to its stockholders that will take into account, among other factors, PHH's remaining excess cash, results of operations, financial position and capital requirements, general business conditions, and PHH's legal and regulatory matters and other contingencies, as well as market conditions for the Shares.

        PHH has been advised that certain of its long-standing directors intend to tender a portion of their total number of Shares in the Offer consistent with PHH's Non-Employee Director and Employee Share Ownership and Retention Policy. PHH's executive officers, however, have informed PHH that they do not intend to tender Shares in the Offer.

        THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS.

        WHILE PHH'S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF PHH, ITS OFFICERS, ITS AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OR AS TO THE PRICE OR PRICES AT WHICH STOCKHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. PHH HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER SHARES IN THE OFFER AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER THEM. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, STOCKHOLDERS SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THE OFFER TO PURCHASE, THE ACCOMPANYING LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS THAT CONSTITUTE PART OF THE OFFER, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. STOCKHOLDERS ARE URGED TO DISCUSS THEIR DECISIONS WITH THEIR TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

        Stockholders desiring to tender Shares, must do one of the following prior to 11:59 p.m., New York City time, on September 8, 2017 (unless the Offer is extended): (1) stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, must contact the nominee and have the nominee tender your Shares for you; and (2) stockholders who hold certificates or hold Shares in the direct registration system as a registered holder in their own name, must complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; or (3) an institution participating in The Depository Trust Company ("DTC"), must tender Shares according to the procedure for book-entry transfer described in the Offer to Purchase.

        Stockholders who wish to tender Shares in the Offer and whose certificates for Shares are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, may tender their Shares by complying with the procedures for guaranteed delivery as provided for in the Offer to Purchase and Letter of Transmittal.

        Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $266 million:

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  First, PHH will purchase all Shares tendered by any Odd Lot Holder (as defined below) who (1) properly tenders and does not properly withdraw all Shares owned by the Odd Lot Holder at or below the Purchase Price (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and (2) completes the section entitled "Odd Lots" in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent's Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arranges with the owner's broker, dealer, commercial bank, trust company or other nominee for such completion or Agent's Message); and

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  Second, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, PHH will purchase Shares from all other stockholders who properly tender Shares at or below the Purchase Price (and do not properly withdraw them prior to the Expiration Date), on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), until PHH has purchased Shares resulting in an aggregate purchase price of $266 million; and

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  Third, only if necessary to permit PHH to purchase Shares resulting in an aggregate purchase price of $266 million, PHH will purchase Shares from holders who properly tender Shares (and do not properly withdraw them prior to the Expiration Date) at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date.

        Therefore, it is possible that PHH will not purchase all of the Shares that you tender even if you tender them at or below the final Purchase Price. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders promptly following the Expiration Date.

        Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless PHH has already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on September 8, 2017 until 5:00 p.m., New York City time, on October 6, 2017. For a withdrawal to be effective, a written or email notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth in the Notice of Guaranteed Delivery form, and any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn, the name of the registered holder of the Shares to be withdrawn, if different from the person who tendered the Shares, and the price at which the Shares were tendered. A stockholder who has tendered Shares at more than one price must complete and deliver a separate notice of withdrawal for Shares tendered at each price.

        For purposes of the Offer, PHH will be deemed to have accepted for payment (and therefore purchased), subject to the odd lot priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the final Purchase Price and not properly withdrawn only when, as and if PHH gives oral or written notice to the Depositary of PHH's acceptance of the Shares for payment pursuant to the Offer. PHH will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from PHH and transmitting payment to the tendering stockholders.

        All questions as to the number of Shares to be accepted in the Offer, the final Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt of any Shares tendered, including pursuant to the guaranteed delivery procedures) and acceptance for payment of any tender of Shares will be determined by PHH, in its sole discretion, and its determination will be final and binding on all parties, subject to a holder challenging PHH's determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. Neither PHH nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

        If you are a U.S. Holder (as defined in the Offer to Purchase), your receipt of cash from PHH in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares generally will be treated for U.S. federal income tax purposes either as (i) consideration received in respect of a sale or exchange of the Shares or (ii) a distribution from PHH in respect of Shares. If you are a Non-U.S. Holder (as defined in the Offer to Purchase), you will be subject to U.S. federal withholding tax at a rate of 30% on the gross payments you receive pursuant to the Offer, unless you establish your entitlement to a lower or zero withholding rate by timely filing the applicable Internal Revenue Service ("IRS") form W-8 and/or Section 302 Certification (as defined below) to the applicable withholding agent. Stockholders are encouraged to read the Offer to Purchase for additional information regarding the United States federal income tax consequences of participating in the Offer and should consult their own tax advisors.

        THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND STOCKHOLDERS SHOULD CAREFULLY READ EACH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

        The information required to be disclosed by Rule 13e-4(d)(1) of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Company is also filing with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO, which includes additional information relating to the Offer.

        Copies of the Offer to Purchase and the accompanying Letter of Transmittal are being mailed to all holders of the Shares, including brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares, as reflected on the records of the transfer agent as of August 11, 2017. The Offer is explained in more detail in those materials.

        Any questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the

Information Agent at the telephone numbers and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or

CALL TOLL-FREE (800) 322-2885
E-mail: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010
Call Toll-Free: (800) 318-8219

August 11, 2017